10f-3 REPORT

SMITH BARNEY FUNDAMENTAL VALUE FUND INC.

May 1, 2002 through July 31, 2002

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)
Toys R Us	5/21/2002	CS First Boston	$4,412,500 	$17.65 	2.17%
El Paso Corp.	6/20/2002	CS First Boston	 15,960,000 	 19.95  3.13A




(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.
      Note: These purchases were made as part of a secondary offering.

A - Includes purchases of $12,181,470 by other affiliated mutual funds.